Exhibit 99.2

Duos Technologies Group, Inc.

Second Quarter 2024 Earnings Call

August 13, 2024

Presenters

Chuck Ferry, Chief Executive Officer

Adrian Goldfarb, Chief Financial Officer

Q&A Participants

Michael Latimore - Northland Capital Markets

Richard Jackson - True North Financial

Ed Woo - Ascendiant Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies' Second Quarter 2024 Earnings Conference Call. Joining us for today's call are Duos' CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call. Now I would like to turn the call over to Duos’ CEO, Chuck Ferry. Sir, please go ahead.

Charles Ferry

Welcome, everyone, and thank you for joining us. We've just released our press release as well as our 10-Q announcing our financial results for the second quarter of 2024 and other operational highlights. Copies of both are available in the Investor Relations section of our website. I encourage all listeners to review that release and 10-Q filing with the SEC to better understand some of the details we'll be discussing during today's call.

In the last few earnings calls, I have articulated our strategy to diversify our growing technology business into areas where we have expertise and synergies, with the intent to more rapidly increase our value and return on investment to our shareholders. On our call today, I'm going to report on those diversification efforts and what they will mean for us going forward.

We are making steady progress with our Railcar Inspection Portal business to include ongoing installation projects with Amtrak and the planning for a new RIP installation at a large chemical manufacturer. As I reported earlier, we now have an important agreement and partnership in place with one of our long-term Class 1 railroad customers, currently the largest user of our wayside technology. The new agreement allows us to add subscribers to 7 of our 13 portals, along with an eighth portal owned by a different customer. We'll talk more about the subscription offering later in the call.

Our Edge Data Center business, called Duos Edge AI, has made fast progress commercially given the high demand for Edge computing infrastructure. Our plans to have four Edge Data Centers installed in various locations in Texas this year are on schedule, and we expect recurring revenue from those data centers to begin in Q4.

I just returned from a TD Cowen data center investor conference being held in Boulder, Colorado, and I can tell you that there is excitement in this industry about our business when I'm discussing it with potential customers, investors, and analysts. Our pipeline of new orders is growing, and I expect to install at least 15 more Edge Data Centers in FY 2025.

I have previously spoken about the power industry experience that the Duos team and I have from our time at APR Energy. With our entry into the data center space, we are now getting requests to participate and, in some cases, lead opportunities to install power in support of data centers here in the United States.

Based on this rapidly growing demand, we have incorporated Duos Energy Corporation as a third subsidiary to Duos Technologies Group and already have a small pipeline of projects that could further accelerate our growth--our goal for more recurring revenue and profitability. We'll discuss each line of business in more detail after the financial review. So at this time, I'll turn it over to Adrian to cover our financial results.

Adrian Goldfarb

Thanks, Chuck. Following on from Chuck's introductory remarks, I would like to give a brief commentary on the recent operational highlights and my expectations as to how and when these will translate into revenue growth and, most importantly, profitability.

As Chuck mentioned, the company is in the process of expanding into three distinct lines of business: complex visualization with AI, as manifested in our legacy Duos Tech business; the recently announced business of providing Edge Data Centers and related operational services; and the brand-new subsidiary, which will focus on power provision for data centers, both Edge and traditional. While these three divisions may on the face of it look as if they are not related, in fact, Duos and its management team, and staff, have extensive experience in all three domains.

Chuck will address the three-year strategic plan for the company in his commentary following my discussion of the financials. But from my perspective, the transition plan is expected to be complete by the end of 2024 with an expected markedly improved financial position and guidance at the conclusion of the transition period.

During the last call, I stated that I believe that we are on the threshold of steadily improving results, and I believe we are seeing the first signs of this in our most recent quarterly results. As such, we will detail out our plans for the remainder of 2024, and indications are that a $70-plus million investment in building a talented organization, intellectual property with highly defendable patents, and now access to new markets with key assets that the company owns or plans to own will provide a solid foundation for the expected increase in recurring revenues.

With that in mind, let us now look at the results for the second quarter and first half of 2024. During the second quarter, total revenue for the quarter decreased 15% to $1.51 million compared to $1.77 million in the second quarter of 2023. Total revenue for Q2 2024 represents an aggregate of approximately $265,000 of technology systems revenue, but more than $1.25 million in recurring services and consulting revenue, representing a 38% increase in this important metric.

For the six months ended 2024, total revenue decreased 42% to $2.58 million from $4.41 million in the same period last year. Total revenue for the six months of 2024 represents an aggregate of approximately $0.5 million of technology systems revenue and approximately $2.05 million in recurring services and consulting revenue, which is also an increase in recurring revenues of 19%.

Growth of the services portion of revenues was driven by the successful completion and implementation of artificial intelligence detections, which represents services and support for those detections, as well as increases in service contract revenue due to higher service contract prices. For both periods, the small revenues in the technology systems area reflects the ongoing delays in revenue recognition for the Amtrak installation, who, as discussed previously, postponed delivery last year into Q4 of this year.

I'm pleased to report that although revenue was expected to be booked in Q4, the company has accelerated delivery of part of the system, and we expect to report an increase in these revenues in Q3. I should caution, however, that due to the complex nature of this project at the site, further delays may be encountered such that the project might not be complete until mid-2025.

Cost of revenues for the second quarter increased 13% to $1.73 million compared to $1.53 million for Q2 2023. And for the six months ended 2024, cost of revenue decreased 26% to $2.7 million from $3.64 million in the second period last year. Both periods reflect certain cost increases related to project delivery where we expect to record higher revenues in Q3 and to the effect of the new Class 1 subscription business startup costs.

Gross margin for Q2 2024 decreased 189% to negative $215,000 compared to $241,000 for the Q2 2023. And for the six months ended 2024, gross margin decreased 115% to negative $120,000 from $779,000 in the same period last year. Per my previous comment, when comparing the results between the two periods, the stage of completion for production and installation should be factored into these comparisons and taken into account when analyzing the two periods.

Specifically, the decrease in gross margin was driven by the timing of business activity in Q2 2024 related to the manufacturing of two high-speed transit-focused RIPs for Amtrak. As previously mentioned, the temporary decline in technology revenues was not completely offset by related ongoing costs to support that revenue segment.

Operating expenses for Q2 2024 decreased by 11% to $3 million compared to $3.39 million for Q2 2023. And for the six months ended 2024, operating expenses decreased 4% to $5.86 million from $6.07 million in the same period last year. The company implemented a number of expense reduction measures in late 2023, and the results of these measures are now being seen in the overall financial results.

The decreases being recorded are related to targeted costs in some development and, more specifically, administrative costs, that are offset with continued investment in sales resources as the company continues to build the commercial resources necessary to address the expansion into new markets. The expense cuts have been precise to reduce investments in certain areas where certain activities are now complete, but we continue to invest in the technology that has delivered the wide-ranging patent for the RIP and associated AI.

We continue to anticipate that operating expenses will remain stable throughout the remainder of 2024, but we have taken additional actions in Q3 to further improve efficiency and align our staffing to address both the new and existing business areas so as not to impact the expected growth in revenue.

Net operating loss for Q2 2024 totaled $3.22 million compared to a net operating loss of $3.15 million for Q2 2023. And for the six months ended 2024, net operating loss totaled $5.98 million compared to a net operating loss of $5.30 million in the same period last year. Although operating losses were higher than the comparative quarter a year ago, the increase was proportionally less than the relative decrease in revenues and gross margin.

The increase in loss from operations was primarily the result of lower revenues recorded in the first and second quarters as a consequence of the delays previously noted, offset by continued increases in services and consulting revenue. Net loss for the second quarter was $3.2 million or negative $0.43 a share, compared to net loss of $2.9 million or negative $0.42 a share for Q2 2023, with the 7% increase being lower proportionately than might have been expected with the decrease in overall revenue.

For the six months ended 2024, net loss totaled $5.96 million or negative $0.81 per share, compared to a net loss of $5.13 million or negative $0.72 per share in the same period last year. The increase in net loss was attributable to the decrease in revenues, as previously noted above, partially offset by the increase in services and consulting revenue and a decrease in operating expenses.

With regard to the balance sheet, at June 30, 2024, cash and cash equivalents was approximately $0.5 million compared to $2.44 million at December 31, 2023. In addition, the company had over $1.27 million in receivables and contract assets, for a total of approximately $1.77 million in cash and expected short-term liquidity. Duos also has more than $1 million in inventory as of June 30, 2024, consisting primarily of long-lead items for future RIP installation that are expected to be deployed this year and 2025.

There has been a large increase in other assets, notably the recording of a $10.7 million intangible asset, which represents the estimated fair value for five years of data to support the recently signed long-term services and data sharing agreement executed with the previously mentioned Class 1 customer for the provision of subscription services.

Total current liabilities are $5.81 million versus $3.25 million as of December 31, 2023. $2.2 million of this increase is noncash and related to the data services agreement. Long-term contract liabilities have increased by $8.5 million, reflecting the noncurrent portion of this agreement. My overall comment on the balance sheet is that it remains stable in anticipation of the expected growth in the business in the second half of the year.

Turning to backlog, at the end of the second quarter, the company's contracts and backlog and near-term renewals and extensions are now more than $19.6 million, of which approximately $6.9 million is expected to be recognized as revenue during the remainder of 2024. The balance of contract backlog comprises multiyear service and software agreements, as well as project revenues. It should be noted that $10.7 million of the revenue backlog is for data access to support the new subscription business and is accounted for as a nonmonetary exchange that resulted from an amendment to a massive material and service purchase agreement with a Class 1 railroad.

Before turning the call back to Chuck, I would like to address the subject of guidance. As we have discussed previously, we have experienced some difficulty in giving accurate guidance within the time frame of a fiscal year due to the delays and uncertainties in our current market space. However, we believe the current analyst expectations for annual revenue this year represent a reasonable estimate at this time.

Chuck will be addressing the transition into new markets, including our growing recurring revenue initiatives such as AI and subscriptions, for which we have already announced some success this year. As we transition another few months, my expectation is that we will be able to formally reintroduce guidance. This concludes my financial commentary, and I will now pass the call back to Chuck.

Charles Ferry

Thank you, Adrian. I'll start first about our Railcar Inspection Portal business, and more specifically about the subscription offering. On May 17, 2024, Duos and our largest Class 1 customer executed a five-year machine vision AI subscription partnership agreement. Much of the expansion on our balance sheet that Adrian discussed is a result of this agreement. This is the first machine vision and AI rail safety partnership agreement in North America. The agreement authorizes Duos to offer shippers and railcar owners transiting their Class 1 network the opportunity to subscribe to wayside machine vision AI safety technology.

While Duos is the inventor of the Railcar Inspection Portal and holder of 10 active U.S. patents for this innovative wayside defect detection solution, our Class 1 customer is leading the rail industry in the deployment of machine vision AI wayside detection technology with seven portals in the United States and Canada. More importantly, our Class 1 customer has fully integrated the portals into their mechanical inspection operations.

Mechanical Carmen from the Class 1s that I have talked to say that they are getting great results using the tool and have provided good feedback that we've used to improve the system over time. Going forward, Duos and our Class 1 customer will emphasize standardizing machine vision AI safety technology so the data can be easily exchanged through a subscription service with other Class 1s, regional carriers, passenger railroads, and first responders.

Our Railcar Inspection Portal technology can be integrated into railroad, public safety, and asset management data systems, with the ability to identify FRA and critical safety appliance defects and communicate alerts to train crews, train dispatchers, railroad operation centers, and first responders in real time. Visual documentation of the train, railcar location within the train, car initial and number, placard and defects are all presented within 60 seconds of image capture.

Currently, we have two subscribers that have been using the system effectively for many months now, Amtrak and another large railcar fleet operator. We are in discussions with another 20 potential subscribers, which includes car owners, shippers, short lines, passenger rail, and other Class 1s. We'll continue our efforts to expand and prove out the subscription offering and keep you updated.

Our Edge Data Center business, led by data center industry veteran, Doug Recker, is completing contract discussions that have effectively sold out our first three Edge Data Centers destined for Texas. A fourth Edge Data Center is close to being sold out as well. Land leases are in the process of being secured and our in-house project management team has begun the site survey work, permit requests, and logistical planning to execute installations beginning this September, with the expectation of revenue starting this October.

These Edge Data Centers will allow for high-speed connectivity, low data latency, and high reliability that has not ordinarily been available in smaller and rural markets. Those who will greatly benefit are schools, hospitals, first responders, along with large farms and oil and gas operators in that region. Local leaders we are planning with for the installations are very excited and removing all obstacles to gain access to better connectivity for their communities.

Our pipeline of new orders is growing, and I expect to install at least 15 more Edge Data Centers in FY 2025 and accelerate that if possible to meet the demand. We have launched a new website specific to this business where you can learn more about how this all works at duosedge.ai.

Let's talk about our new power business and what is driving it. The demand for more computing with 5G and AI has created a data center boom, and that has also created a power shortage to meet that demand. Accelerating data center load growth is driving long lead times of three to seven years to procure sufficient utility power for new hyperscale data centers across the U.S. according to analysts from TD Cowen.

I have previously spoken about the power industry experience that the Duos team and I have from our time at APR Energy. From 2016 to 2020, about 15 members of my current Duos team and I installed more than 1 gigawatt of power. During one period of intense demand in the fall of 2017, our team installed two power plants in South Australia, two power plants in Puerto Rico following Hurricane Maria, and one more power plant in Mexico following an earthquake. All 5 plants were installed near simultaneous in less than 120 days.

With our entry into the data center space, we are now receiving requests to participate and, in some cases, lead opportunities to install power in support of data centers here in the United States. Based on this growing demand, we have incorporated Duos Energy Corporation as a third subsidiary to our Duos Technologies family and already have a small pipeline of projects in support of data centers that could further accelerate our plan for more recurring revenue and profitability.

With all the excitement around our new divisions, I want to reiterate our commitment to progressing our Railcar Inspection Portal subscription business. Our company has invested nearly $70 million over the past seven years to perfect this technology and patent it. There is strong evidence from across the rail industry that this technology will eventually be deployed in high numbers, benefiting everyone.

However, to ensure we can deliver the value and return our shareholders--and return our shareholders and what they expect, I am strongly committed to diversifying our business into other synergistic areas where we have expertise and market conditions expect fast growth. Our team is exceptionally talented and very capable in advancing this strategy.

In closing, I want to thank my Board of Directors and long-term shareholders for their advice, counsel, and support as we advance this strategy. Thank you for listening, and we'll now open the call for your questions. Operator, would you please provide the appropriate instructions?

Operator

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press “*” “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*” “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the “*” keys. One moment, please, while we poll for questions. First question comes from Michael Latimore with Northland Capital Markets. Please go ahead.

Mike Latimore

Thanks very much. So I guess, as you think about the second half of this year, I know you're not giving specific guidance, but maybe can you sort of highlight the top two or three driver--incremental revenue drivers second half versus first half?

Charles Ferry

Yeah, I'll start, and I'll let--this is Chuck. I'll start and I'll let Adrian clean up behind me here. At a high level, key revenues that we're expecting to come in, first of all, will come in from Amtrak, which is an ongoing installation project. Adrian mentioned we've already accelerated some of that revenue, and that was because we've installed now the very large Edge Data Center which is a part of that installation, and that occurred here about a month or so ago.

We've got another large contract that we're expecting to close with a large chemical producer. And then we do expect to start seeing revenues coming in with our new Edge Data Centers that will be deployed out into the field. And Adrian, if you want to add to that, please.

Adrian Goldfarb

No. That pretty much describes it, Mike. I think what you'll see is you'll see a marked improvement, obviously, over the past two quarters for Q3 related to the fact that we are now starting to push forward with the Amtrak installation. There are still some challenges around that, which I've mentioned. And then just waiting to start the other RIP installation at the chemical manufacturer.

Outside of that, we are currently in discussions with about 20 different potential clients on the subscription side. And with the Edge Data Centers, all of that will start probably--will start to kick off probably in about Q4. I think what will happen is that we will--the next call, the Q3 call, we'll have a much better visibility on that. But I'm expecting much better results going forward.

Mike Latimore

Okay, great. And then I think in the press release you talked about winning customers already for Edge Data Center and that amounts to, I think, $1 million of ARR starting in the fourth quarter. Does that assume kind of full capacity of those three Edge Data Centers, that $1 million of ARR?

Charles Ferry

Yeah. So it does. So we expect those to be filled to capacity. Again, these Edge Data Centers are effectively small-scale co-location data centers, which is why they're pretty in high demand. And we expect them to have filled out.

So the way that kind of the operational cadence works, you get it installed, you bring the power and fiber up in the Edge Data Center. And in general, we expect about a 30-day period where customers start to come in, fill out that data center. So about 30 days after we commercially turn it on, it's effectively filled with those long-term and recurring customers inside those data centers.

Mike Latimore

Yeah, okay. And then, Chuck, did you say you had 15 people on staff that are kind of experienced in the energy world?

Charles Ferry

Yeah, we do. So we have a staff of about 70 folks, total. Of that, at least 15 are prior APR Energy employees. I'm very fortunate that employees that used to work for me will come back and work for me a second time, which is very helpful. In those 15, they go across all of the skill sets that you need to commercially develop, financially plan for, engineer, procure, install, and then operate and maintain power plants.

In this case, again, it's kind of a convergence of what we're doing inside the Edge Data Center space and the data center industry at large. When some of the customers and some of the data center analysts found out that we have all this power experience, all of a sudden, a lot of these power opportunities against data centers have become--have been presented to us. And so I think we're going to take advantage of the talent we have on staff and our know-how in that space and participate in that.

Mike Latimore

Okay, great. Best of luck. Thanks.

Charles Ferry

Thanks so much, Mike.

Operator

Once again, if you would like to ask a question, please press “*” “1” on your telephone keypad. Next question comes from Richard Jackson with True North Financial. Please go ahead.

Richard Jackson

Yeah. Congratulations on moving most of the business to a subscription model. I always thought that was the place to be, long term. Can you give us a range of what gross margins and operating margins you're targeting for that subscription business? Is it vastly different between the power and the data and your railcar monitoring?

Charles Ferry

Yeah. I'll have Adrian cover the subscription part and I can talk to the data center and the power plant.

Adrian Goldfarb

Yeah. So from a subscription standpoint, the margins are very high, and that's because the marginal cost of putting in a subscription is not that much. So typically, you're looking for margin--gross margins at minimum range of 70%. And then, typically, we expect that to increase over time and get up into closer to the 90% range, as is typical with that type of business. And that's kind of been our aim with all of the businesses now that we're currently looking at.

Charles Ferry

So on the Edge Data Centers again, there's--obviously, there's a cost, again, because we own and operate these Edge Data Centers, so obviously there's costs going in. But those costs are effectively capitalized over the life of a five-year recurring contracts. And so once that thing is up and operational, we expect gross margins to be at least in the 60% to 70% or higher area.

On a power plant project, ones that are against these data centers right now, we would expect, again, there's going-in costs. The good news in this sector is that the data center operators and developers have shown a high willingness to pay up milestone payments to offset the costs of going into a power project.

Once you're in there, again, good recurring revenue, typically five years or more. And we would expect our gross margin to be probably in the 50 to 60 percentile range with that particular business. Again, we're pushing a lot of the costs from an overhead perspective above the line, and then try to really bifurcate that G&A cost below to show a true--what we're truly running at.

Adrian Goldfarb

Yeah. One other comment on that, Richard, is that as compared to some subscription businesses, although the level--the number of customers is typically on the lower end just because of the industries they're in, the churn rate is extremely low. All of the contracts we look at are typically minimum multiyear contracts and can go on for a long time. So that's one of the beauties--it's not only a high margin but it's also a low churn business.

Richard Jackson

So will you need capital? You got an idea of how much yet?

Charles Ferry

Yeah. Right now, we're not sizing out any capital right now. The Edge Data Center business, like we said, we've effectively funded the first four. The intention is to get those first four up and prove out the economics of that. And then we'll see what that looks like from there.

That business could readily be funded from asset-backed debt financing. I'm not saying it's how we'll do that, but it can be. So there are ways to do that without diluting current shareholders. On the power side, there's a lot of different options there with the, I'll call it, the data center nuclear arms race. There are data center developers and operators that are willing to fund a lot of that as part of a power deal. So we'll see what that looks like and keep everybody updated.

Richard Jackson

All right. Thank you. Keep going.

Charles Ferry

Thanks, Richard. Thanks.

Operator

Next question, Ed Woo with Ascendiant Capital Markets. Please go ahead.

Edward Woo

Yeah, hi. I just had a question about your pipeline. Has there been any change in the sales cycles as you try to get these new contracts? Is there different sales cycles with your railroad business and with the data center business? Thank you.

Charles Ferry

Yeah. Ed, that's a great question. And yes, there is a big difference in the sales cycle timeline between the rail and the Edge Data Center, and I'll talk to the power side of this in a moment. So again, the rail--the cycle for closing rail CapEx deals is typically, as we've seen, taken sometimes 12 to 24 months. It can be a bit painstaking, but that really hasn't changed that much.

On the subscription side, we're seeing it's probably taking about four to six, maybe even eight months to close a large subscription customer. Again, we're on the very front end of this. We've only been able to really truly offer a subscription of these portals for about the last 60 days. So we got a lot of interested customers. And so I think we'll have to come back to you in a couple of months to really give you an accurate metric for how long it's taking to close those customers.

On the Edge Data Center side, what we're seeing is that once we find a customer who, in our case, has actually been funded by federal and state infrastructure dollars and being granted that money, we get into a conversation with them, the closure rate with them is about 60 to 90 days. And sometimes it's even faster.

Now once we actually get interest from them and we start discussing the--getting into contracts, now there's a pipeline of about, let's call it, about 90 days to actually manufacture the Edge Data Center. Month number four, you're actually installing the data center. By month number five, you're filling it up. So we're probably talking about, from interest to Edge Data Center in the ground and producing recurring revenue, let's call it about six months for that.

On the power side, I don't have any specific data points right now for putting power up against data centers. But right now, it appears that--both Adrian and I were out on a TD Cowen investor conference where the best and brightest of that industry were there to include data center builders and hyperscalers. There are data center locations that need power now. So now it's a matter of how fast we can bring it to them. Again, I think on our next call, we'll be able to tell you with a little bit more clarity about what the interest to closure cycle looks like on that.

Edward Woo

Great. Well, thanks for giving me--answering my questions and I wish you guys good luck. Thank you.

Charles Ferry

Thanks, Ed. Appreciate it.

Operator

At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing.

Charles Ferry

Again, I'd like to thank the audience for joining us today. And as always, I want to double-thank all my Board members and most especially our shareholders and our--especially, our long-term shareholders, for your support. I think our strategy is one that is going to be very lucrative for us going forward, like Adrian said. And we look forward to keeping you updated. I'll turn the call back over to our operator. Thank you.

Operator

Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group, Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC. Thank you for joining us today for Duos Technologies Group's Second Quarter 2024 Earnings Call. You may now disconnect.